UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

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In re                                                 Case Nos.     01-01077-8C1
                                                                    01-01078-8C1
ELCOTEL, INC., ELCOTEL DIRECT,                                      01-01079-8C1
INC., and TECHNOLOGY SERVICE
GROUP, INC.,  :                                       Jointly Administered Under
                                                      Case No. 01-01077-8C1
              Debtors.

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                       ORDER CONFIRMING THE SECOND AMENDED
              JOINT PLAN OF ELCOTEL INC. AND ITS AFFILIATED DEBTORS
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      THIS CASE came for hearing on December 13, 2001, at 9:30 a.m., and January
11, 2002, at 9:30 a.m. (jointly, the "Confirmation Hearing"), to consider confirmation of the First Amended Joint Plan of Reorganization of Elcotel, Inc. and its Affiliated Debtors1 as Corrected dated October 25, 2001 (Document No.
306), Modification of the First Amended Joint Plan of Reorganization of Elcotel, Inc. and its Affiliated Debtors, as Corrected (Document No. 374), and Notice of Filing Revised Exhibit "A" to the Modified First Amended Joint Plan of Elcotel, Inc. and its Affiliated Debtors, as Corrected dated October 25, 2001 (Document No. 396), which were filed by Elcotel, Inc. ("Elcotel"), Elcotel Direct, Inc. ("Direct") and Technology Services Group ("Technology," collectively with
Elcotel and Direct, the "Debtors").

      At the hearing, the court determined that additional modifications to the proposed plan were required to satisfy the requirements of Section 1129(a) of the Bankruptcy Code.

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(1) Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan or the Purchase Agreement, as the case may be.

      The court also directed the Debtors to restate and incorporate the proposed plan and all amendments and modifications in a single document to be entitled Second Amended Joint Plan of Reorganization of Elcotel, Inc. and its Affiliated Debtors. On January 15, 2002, the Debtors filed that amended plan (Document No. 404).

      At the Confirmation Hearing, the Court dictated certain findings of fact and conclusions of law into the record. For the reasons stated orally and recorded in open Court that shall constitute the Court's findings of fact and conclusions of law, it is hereby

      ORDERED as follows:

      1. The Second Amended Joint Plan of Reorganization of Elcotel, Inc. and its Affiliated Debtors filed on January 15, 2002 (Document No. 404), is hereby confirmed in all respects.

                         Approval of Purchase Agreement

      2. The Plan includes as a material term the approval and consumation of the Purchase Agreement dated as of December 17, 2001 between Elcotel, Direct, Technology and International Service Technology, Inc. (collectively, the "Seller") and Applicon, Inc. and Elcotel Acquisition Corporation (the "Purchaser") together with all schedules, exhibits and appendices attached thereto or filed with the Court as approved by the Debtors, Bank and Purchaser (the "Purchase Agreement"). Pursuant to the Plan the Debtors and the Purchaser sought entry of an order under sections 105(a), 363, 365, and 1146(c) of the Bankruptcy Code and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014 (a) authorizing
(i) the Debtors' proposed sale (the "Asset Sale") of substantially all of the Debtors' assets as defined in the Purchase Agreement (the "Acquired Assets"), free and clear of all liens, claims, interests, and encumbrances (except those expressly assumed by the Purchaser or otherwise expressly stated as obligations or liabilities of the


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

Purchaser (collectively, the "Assumed Liabilities")), pursuant to and as described in the Purchase Agreement, (ii) the Seller's assumption and assignment to the Purchaser of certain executory contracts and unexpired leases (the "Assumed Contracts"), pursuant to and as described in the Purchase Agreement, free and clear of liens, claims, interests, and encumbrances (except the Assumed Liabilities), and (iii) the assumption by the Purchaser of certain liabilities of the Seller (the collectively, "Assumed Liabilities"), pursuant to and as described in the Purchase Agreement.

      3. The Liquidation Trigger Event has occurred and an orderly liquidation of the Debtors' assets shall be substantially implemented through the consummation of the transactions contemplated by the Purchase Agreement.

      4. The Purchase Agreement, and all of the terms and conditions thereof, is hereby approved.

      5. Pursuant to sections 363(b) of the Bankruptcy Code, the Seller is authorized and directed to consummate the Asset Sale, pursuant to and in accordance with the terms and conditions of the Purchase Agreement.

      6. The Seller is authorized and directed to execute and deliver, and empowered to perform under, consummate and implement, the Purchase Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Purchase Agreement, and to take all further actions as may be reasonably requested by the Purchaser and required under the Purchase Agreement for the purpose of assigning, transferring, granting, conveying and conferring the Acquired Assets to the Purchaser.


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

                           Transfer of Acquired Assets

      7. Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the Acquired Assets shall be transferred to the Purchaser, and upon consummation of the Purchase Agreement (the "Closing") shall be, free and clear of all: (i) mortgages, security interests, conditional sale or other title retention agreements, pledges, liens, claims, judgments, demands easements, charges, encumbrances, defects, security interests, options, rights of first refusal, and restrictions of all kind of record (collectively, "Interests"), and (ii) all debts arising under or out of, in connection with, or in any way relating to, any acts of the Debtor, claims (as that term is defined in section 101(5) of the Bankruptcy Code), rights or causes of action (whether in law or in equity, including, but not limited to, any rights or causes of action based on theories of transferee or successor liability under any law, statute, rule or regulation of the United States, any state, territory, or possession thereof, or the District of Columbia), obligations, demands, guaranties, rights, contractual commitments, restrictions, interests and matters of any kind or nature whatsoever, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity, or otherwise (including, without limitation, claims and encumbrances of record (A) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Seller's or the Purchaser's interest in the Acquired Assets, or any similar rights, (B) relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Debtors' Business prior to the Closing Date, and (C) arising under or out of, in connection with, or in any way relating to, claims asserted by the Debtors' former or current employees (collectively, "Claims"), with all such Claims and Interests of any kind or nature whatsoever to attach to the net proceeds of the Asset Sale in the order of their priority, with the same validity, force and


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

effect which they now have as against the Acquired Assets except with respect to the Bank whose validity, force and effect are not subject to challenge as agreed to under the Plan, subject to any claims and defenses the Debtors may possess with respect thereto. For purposes of this Order, the phrase "of record" shall refer to those persons and/or entities that received notice of the Confirmation Hearing.

      8. Except as expressly permitted or otherwise specifically provided by the Purchase Agreement or this Order, all persons and entities of record, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, current or former employees, trade and other creditors, holding Claims and Interests of any kind or nature whatsoever against or in the Debtors or the Acquired Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Acquired Assets, the operation of the Debtors' Business prior to the Closing Date, or the transfer of the Acquired Assets to the Purchaser, hereby are forever barred, estopped, and permanently enjoined from asserting against the Purchaser, its successors or assigns, its property, or the Acquired Assets, such persons' or entities' Claims and Interests, however nothing in this order shall be construed to prevent the Debtors and/or its successors for taking any action against the Purchaser for breach of the Purchase Agreement.

      9. The transfer of the Acquired Assets to the Purchaser pursuant to the Purchase Agreement constitutes a legal, valid, and effective transfer of the Acquired Assets, and shall vest the Purchaser with all right, title, and interest of the Seller in and to the Acquired Assets free and clear of all Claims and Interests of record of any kind or nature whatsoever, other than the Assumed Liabilities.


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

                     Assumption and Assignment to Purchaser
                  of Assumed Contracts and Assumed Liabilities

      10. Pursuant to sections 105(a) and 365 of the Bankruptcy Code, and subject to and conditioned upon the Closing of the Asset Sale, the Seller's assumption and assignment to the Purchaser, and the Purchaser's assumption on the terms set forth in the Purchase Agreement, of the Assumed Contracts (other than those particular executory contracts and unexpired leases which, pursuant to the Purchase Agreement, are not being assumed and assigned to the Purchaser) and Assumed Liabilities is hereby approved, and the requirements of sections 365(b)(1) of the Bankruptcy Code with respect thereto and hereby deemed satisfied.

      11. The Seller is hereby authorized and directed in accordance with sections 105(a) and 365 of the Bankruptcy Code to (a) assume and assign to the Purchaser, effective upon the Closing of the Asset Sale, the Assumed Contracts and Assumed Liabilities free and clear of all Claims and Interests of record of any kind or nature whatsoever, other than the Assumed Liabilities, and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts and Assumed Liabilities to the Purchaser.

      12. The Assumed Contracts and Assumed Liabilities shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Contract or Assumed Liability (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer (including any prohibition, restriction or condition on transfer relating to a change in control of the Seller), and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability


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

with respect to the Assumed Contracts and Assumed Liabilities after such assignment to and assumption by the Purchaser.

      13. All defaults or other obligations to the extent specified on Schedule
1.03 to the Purchase Agreement (the "Cure Costs") of the Seller under the Assumed Contracts and Assumed Liabilities arising or accruing prior to the date of this Order (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Purchaser at the Closing of the Asset Sale or as soon thereafter as practicable.

      14. Each non-Debtor party of record to Assumed Contract or Assumed Liability hereby is forever barred, estopped, and permanently enjoined from asserting against the Purchaser, or the property of either of them, any default existing as of the date hereof.

      15. The failure of the Seller or the Purchaser to enforce at any time one or more terms or conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of the Seller's and Purchaser's rights to enforce every term and condition of the Assumed Contracts.

                              Additional Provisions

      16. The consideration provided by the Purchaser for the Acquired Assets under the Purchase Agreement shall be deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

      17. The consideration provided by the Purchaser of the Acquired Assets under the Purchase Agreement is fair and reasonable and may not be avoided under section 363 (k) or (n) of the Bankruptcy Code.


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

      18. On the date of the Closing of the Sale (the "Closing Date"), each of the Seller's creditors is authorized to execute such documents and take all other actions as may be necessary to release its Claims against or Interests in the Acquired Assets, if any, as such Claims or Interests may have been recorded or may otherwise exist.

      19. This Order (a) shall be effective as a determination that, on the Closing Date, all Claims and Interests of record of any kind or nature whatsoever existing as to the Debtors or the Acquired Assets prior to the Closing have been unconditionally released, discharged and terminated (other than the Assumed Liabilities), and that the conveyance described in decretal paragraph 6 hereof has been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Acquired Assets.

      20. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement.

      21. If any person or entity that has filed financing statements, mortgages, mechanic's liens, lis pendens, or other documents or agreements evidencing Claims against or Interests in the Debtors or the Acquired Assets shall not have delivered to the Seller prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination


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

statements, instruments of satisfaction, releases of all Claims or Interests which the person or entity has with respect to the Debtors or the Acquired Assets or otherwise, then the Purchaser is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Claims against or Interests in the Acquired Assets of any kind or nature whatsoever.

      22. All entities who are presently, or on the Closing Date may be, in possession of some or all of the Acquired Assets are hereby directed to surrender possession of the Acquired Assets to the Purchaser on the Closing Date.

      23. The Purchaser shall have no liability or responsibility for any liability or other obligation of the Seller arising under or related to the Acquired Assets other than for (a) the Purchase Price, (b) the Assumed Liabilities (c) the Assumed Contracts and (d) the Cure Costs. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein and in the Purchase Agreement, the Purchaser shall not be liable for any Claims against the Debtors or any of their predecessors or affiliates, and the Purchaser shall have no successor or vicarious liabilities of any kind or character whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtors or any obligations of the Debtors arising prior to the Closing Date, including, but not limited to liabilities on account of any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Debtors' Business prior to the Closing Date.

      24. The Purchaser shall not be deemed a successor of or to the Debtors for any Claim or Interest against or in the Acquired Assets of any kind or nature whatsoever. The sale, transfer, assignment and delivery of the Acquired Assets shall not be subject to any Claims and Interests, and all Claims and Interests of any kind or nature whatsoever shall remain with, and


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

continue to be obligations of, the Debtors (other than the Assumed Liabilities). Except for holders of Assumed Liabilities, parties to Assumed Contracts and parties to whom Cure Costs are owed, all persons holding Claims or Interests against or in the Debtors or the Acquired Assets of any kind or nature whatsoever shall be, and hereby are, forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Claims or Interests against the Purchaser, its property, its successors and assigns, or the Acquired Assets with respect to any Claim or Interest of any kind or nature whatsoever such person or entity had, has, or may have against or in the Debtor, its estate, officers, directors, shareholders, or the Acquired Assets. Following the Closing Date, no holder of a Claim against or Interest in the Debtors shall interfere with the Purchaser's title to or use and enjoyment of the Acquired Assets based on or related to such Claim or Interest, or any actions that the Debtors may take in their Chapter 11 cases, with the exception that parties to whom Cure Costs are owed may seek payment of such Cure Costs from the Purchaser to the extent set forth in Schedule 1.03 to the Purchase Agreement.

      25. This Court retains jurisdiction to enforce and implement the terms and provisions of the Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Acquired Assets to the Purchaser, (b) resolve any disputes arising under or related to the Purchase Agreement, except to the extent otherwise provided therein, (c) interpret, implement, and enforce the provisions of this Order, and (d) protect the Purchaser against (i) any of the Excluded Liabilities or (ii) any Claims against or Interests in the Debtors or the Acquired Assets, of any kind or nature whosoever, attaching to the proceeds of the Asset Sale.


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

      26. Nothing contained in any plan of reorganization (or liquidation) confirmed in this case or any order of this Court confirming such plan shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Order, provided that the Purchaser shall comply with those obligations imposed on it under the Purchase Agreement in respect of any subsequent plan.

      27. The transfer of the Acquired Assets pursuant to the Asset Sale shall not subject the Purchaser to any liability with respect to the operation of the Debtors' Business prior to the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable subordination or successor or transferee liability.

      28. The transactions contemplated by the Purchase Agreement are undertaken by the Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided therein to consummate the Asset Sale shall not affect the validity of the Asset Sale to the Purchaser, unless such authorization is duly stayed pending such appeal. The Purchaser is a Purchaser in good faith of the Acquired Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

      29. The terms and provisions of the Purchase Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors, their estates, and their creditors, the Purchaser, and its respective affiliates, successors and assigns, and any affected third parties including, but not limited to, all persons of record asserting a Claim against or Interest in the Acquired Assets to be sold to the Purchaser pursuant to the Purchase


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Agreement, notwithstanding any subsequent appointment of any trustee, responsible person, estate administrator, representative or similar person (a "Responsible Person") for or in connection with any of the Debtors' Estates or affairs in this case or in any subsequent case under the Bankruptcy Code involving the Debtors, as to which Responsible Person such terms and provisions likewise shall be binding in all respects.

      30. The failure specifically to include any particular provisions of the Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement be authorized and approved in its entirety.

      31. The Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto, in a writing signed by both parties, and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors' estate.

      32. The transfer of the Acquired Assets pursuant to the Asset Sale is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly shall not be taxed under any law imposing a stamp tax or a sale, transfer, or any other similar tax.

      33. Notwithstanding F.R.B.P. 7062 and the stay provisions of F.R.B.P. 6004(g) and F.R.B.P. 6006(d) to the contrary, this Order shall be effective and enforceable immediately upon entry.

      34. The Purchaser is authorized (as agreed by the Debtors and the Landlord under the lease of such property) to occupy the property located at 6428 Parkland Drive and 2007 Whitfield Park Drive, Sarasota, Florida 34243 for a period of ninety days after the closing


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

with no payment of additional rent, however the Purchaser shall be liable for current payment of telephone and utilities.

      35. With the exception of the objection of the Office of the United States Trustee (the "Trustee"), all objections to the Plan or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included therein, hereby are overruled on the merits. The Objection of the Trustee is sustained in part. The exculpations and injunctions contained in paragraphs 36, 37 and 38 of this Order are specifically approved as more fully set forth in the Plan.

      36. The exculpations contained in Article 15.5 of the Plan are hereby approved in all respects. The Debtors shall not have or incur any liability to any Person for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan. Further, none of the Disbursing Agent, the Bank, the Committee, Elcotel Trustee, the Unsecured Creditors Trustee, any of their respective officers, directors, employees, advisors, members, professionals or agents or any of the Debtors' respective officers, directors, employees, advisors, members, professionals or agents shall have or incur any liability to any any creditor who voted in favor of the Plan (the "Accepting Creditors") for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except


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

for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

      37. The injunctions contained in Article 15.22 of the Plan are hereby approved in all respects. On the Effective Date, (a) all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall, except as otherwise permitted under this Plan, be enjoined from taking any of the following actions against or affecting the Debtors, their Estates, their Assets, or Elcotel and (b) all Accepting Creditors, shall, except as otherwise permitted under this Plan, be enjoined from taking any of the following actions against or affecting the Elcotel Unsecured Creditors Trust, the Bank or the Committee, any of their respective officers, directors, employees, agents, representatives, or professionals or the Debtors' respective officers, directors, employees, advisors, members, professionals or agents or their respective assets and property with respect to any Claims such Accepting Creditors may have (other than actions brought to enforce any rights or obligations under the Plan, including the treatment and allowance of Allowed Non-Bank Secured Claims pursuant to the Plan, and appeals, if any, from the Confirmation Order):

      a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);


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

      b. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order;

      c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

      d. except with respect to the treatment and allowance of Allowed Non-Bank Secured Claims by the Bankruptcy Court as provided in the Plan including under Section 5.1(c) hereof, asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors or Elcotel (as reorganized) may have or assert in respect of the above referenced claims are fully preserved in accordance with Section 15.17 of the Plan.

      38. The exculpations contained in Article 12.3 of the Plan are hereby approved in all respects. The Disbursing Agent, together with its officers, directors, employees, agents, professionals and representatives, are hereby exculpated by all Accepting Creditors from any and all Causes of Action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence. No Accepting Creditors, or representative thereof, shall have or pursue any claim or cause of action (a) against the Disbursing Agent or its officers, directors, employees, agents, and representatives for making payments or Distributions in accordance with the Plan, or for liquidating the Remaining Estate Assets to make Distributions


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

under the Plan, or (b) against any holder of a Claim for receiving or retaining payments or transfers of assets as provided for by the Plan.

      39. The agreement between the Bank and the Debtors with respect to the payment of professional fees as set forth in Exhibit "A" attached hereto (the "Professional Fee Agreement") is hereby approved in all respects.

      40. Upon entry of this Order, the Purchaser is directed to pay the Purchase Price as provided in Exhibit D to the Purchase Agreement to (a) White & Case, LLP to hold in escrow on behalf of the Debtors' Professionals to be distributed pro rata in accordance with this Court's prior orders allowing the fees and expenses of the Debtors' Professionals and the Professional Fee Agreement, (b) the escrow established on behalf of the Unsecured Creditors, and
(c) the Bank.

      41. The Court shall retain jurisdiction over these cases as set forth in
Article 14.1 of the Plan.

      42. Any holder of Administrative Claim which accrued between September 5, 2001 (the Administrative Claims Bar Date established by the Court's order dated July 27, 2001 establishing among other things an Administrative Claims Bar date) and the Effective Date shall have until 45 days after the entry of this Order to file an application for an allowance of an Administrative Claim.

      43. Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Order allowing rejection of such executory contract


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

or unexpired lease, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is deemed rejected pursuant to Section 13.2 of the Plan, no later than thirty (30) days after the Confirmation Date, or (c) in the case of an executory contract or unexpired lease that is rejected by the Debtors after the Confirmation Date, within thirty (30) days after the entry of an order of the Bankruptcy Court authorizing and approving such rejection.

      44. Counsel for the Debtors shall immediately serve a copy of this Order on the L.B.R. 1007-2 Parties in Interest List using a current mailing matrix obtained from the Clerk. Counsel shall promptly thereafter file proof of such service.

      45. Counsel for the Debtors shall immediately serve a copy of the Notice of Confirmation in the form attached hereto as Exhibit "B" upon all creditors and parties in interest in these cases. Counsel shall promptly thereafter file proof of such service.

      46. The provisions of this Order are nonseverable and mutually dependent. DONE AND ORDERED at Tampa, Florida on January ___, 2002.

                                                  ______________________________
                                                  C. TIMOTHY CORCORAN, III
                                                  United States Bankruptcy Judge


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

                             CERTIFICATE OF SERVICE

Elcotel, Inc., Debtor, 6428 Parkland Drive, Sarasota, Florida 34243

Elcotel Direct, Inc., Debtor, 6428 Parkland Drive, Sarasota, Florida 34243

Technology Service Group, Inc., Debtor, 6428 Parkland Drive, Sarasota, Florida 34243

Thomas E Lauria, Esquire, Attorney for Debtors, 200 S. Biscayne Boulevard, Suite 4900, Miami, Florida 33131-2352

Mark J. Wolfson, Esquire, Attorney for Bank of America, Post Office Box 3391, Tampa, Florida 33691-3391

T. Boatner, Esq. United States Trustee, Timberlake Annex, Suite 1200, 501 E. Polk Street, Tampa, Florida 33602

Donald M. Schutz, Attorneys for the Unsecured Creditors' Committee, 535 Central Avenue, St. Petersburg, Florida 33701-3703

Robert Klyman, Esq., Latham & Watkins, 633 West 5th Street, Suite 4000, Los Angeles, California 90071

Dated: _____________                        By:
                                               _________________________________
                                                         Deputy Clerk

                                   Exhibit "B"
                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

- ---------------------------------------------x

In re                                                 Case Nos. 01-01077-8C1
                                                                01-01078-8C1
ELCOTEL, INC., ELCOTEL DIRECT,                                  01-01079-8C1
INC., and TECHNOLOGY SERVICE
GROUP, INC.,                                          Jointly Administered Under
                                                      Case No. 01-01077-8C1
              Debtors.

- ---------------------------------------------x

                             NOTICE OF CONFIRMATION

            NOTICE IS HEREBY GIVEN that on January __, 2002, this Court entered an order confirming a chapter 11 plan heretofore submitted by the above-named debtor(s) and accepted by the requisite number and amount of creditors in each class affected by the plan.

            NOTICE IS FURTHER GIVEN that by virtue of section 1141(b) of the Bankruptcy Code, the Order of Confirmation vests all the property of the estate in the debtor(s), except as otherwise provided in the plan or the Order confirming the plan.

            YOU ARE FURTHER NOTIFIED that, except as otherwise provided in section 1141(d)(1), (2), and (3), the Order of Confirmation operates as a discharge from any debt which arose before the date of confirmation and any debt specified in section 502(g), (h) and (i), whether or not proof of claim was filed or allowed or the holder of such claim accepted the plan.

            YOU ARE FURTHER NOTIFIED that any holder of an Administrative Claim which accrued between September 5, 2001 and the Effective Date shall have until 45 days after the entry of this Order to file an application for an allowance of an Administrative Claim.

            YOU ARE FURTHER NOTIFIED that Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Order allowing rejection of such executory contract or unexpired lease, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is deemed rejected pursuant to Section
13.2 of the Plan, no later than thirty (30) days after the Confirmation Date, or
(c) in the case of an executory contract or unexpired lease that is rejected by the Debtors after the Confirmation Date, within thirty (30) days after the entry of an order of the Bankruptcy Court authorizing and approving such rejection.

            YOU ARE FURTHER NOTIFIED that the Order of Confirmation is on file with the Bankruptcy Court [Docket No. ____] and White & Case, LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, Attn: Mark Fuhr,
Telephone: 305-375-2700.

                  PLEASE GOVERN YOURSELF ACCORDINGLY.

                  DATED at Miami, Florida on January __, 2002.

                                       WHITE & CASE LLP
                                       200 South Biscayne Blvd., Suite 4900
                                       Miami, Florida 33131
                                       Telephone:  (305) 371-2700
                                       Facsimile:  (305) 358-5744


                                       Thomas E Lauria (Florida Bar No. 044083
                                       Linda M. Leali (Florida Bar No. 186686)
                                                -and-

                                       STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
                                       110 East Madison Street, Suite 200
                                       Tampa, Florida 33602
                                       Telephone:        (813) 229-0144
                                       Facsimile:        (813) 229-1811
                                       Don M. Stichter (Florida Bar No. 078280)
                                       ATTORNEYS FOR THE DEBTORS